Exhibit 99.(c)

AMENDMENT NO. 1 TO PRINCIPAL UNDERWRITING AGREEMENT

The PRINCIPAL UNDERWRITING AGREEMENT, dated as of April 29, 1994, by and between Symetra Life Insurance Company (“the Company”) (formerly SAFECO Life Insurance Company) on behalf of Separate Account SL (“Separate Account”) and Symetra Securities, Inc. (formerly SAFECO Securities, Inc.), a corporation registered as a broker-dealer with the Securities and Exchange Commission and National Association of Securities Dealers, Inc. (“Distributor” or “Principal Underwriter”)(the “Agreement”) is hereby amended as of September 30, 2005 as follows:

WHEREAS, the Company is a life insurance company licensed to sell various life insurance and annuity products;

WHEREAS, the Distributor acts as principal underwriter with respect to the variable insurance and annuity products sold by the Company and issued through the Separate Account;

WHEREAS, both Company and Distributor have undergone name and location changes since the date of the Agreement;

WHEREAS, the newly adopted Rule 38a-1 under the Investment Company Act of 1940 (“Rule 38a-1”) requires the Company to approve and to oversee the implementation of the policies and procedures of the Distributor for compliance with the federal securities laws;

WHEREAS, the Company and the Distributor desire to comply with Rule 38a-1;

NOW, THEREFORE, the Company and the Distributor agree as follows:

1.                                      Effective September 1, 2004, Safeco Life Insurance Company and Safeco Securities, Inc. changed their names to Symetra Life Insurance Company and Symetra Securities, Inc., respectively. All references in the Agreement to “SAFECO Life” or “the Company” shall mean Symetra Life Insurance Company and all references to “Distributor,” “Principal Underwriter” or “Symetra Securities, Inc.” shall mean Symetra Securities, Inc.

2.                                      Effective July 15, 2005, all Notices made pursuant to Section 13 of the Agreement shall be made to the following addresses:

TO THE COMPANY:

Symetra Life Insurance Company

Legal Department SC-11

777 108th Ave NE, Suite 1200

Bellevue, WA 98004

TO THE DISTRIBUTOR:

Symetra Securities, Inc.

Legal Department SC-11

777 108th Ave NE, Suite 1200

Bellevue, WA 98004

3.                                      The Distributor will provide the Company with its written compliance policies and procedures covering services provided to the Company, as required by Rule 38a-1 under the Investment Company Act of 1940 (“Rule 38a-1 policies and procedures”) for the approval by the Company. The Distributor’s Rule 38a-1 policies and procedures shall be reasonably designed to prevent, detect, and correct any material violations of the federal securities laws as defined in Rule 38a-1, which include the Securities Act of 1933, the Securities and Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act (relating to privacy regulation), the Sarbanes-Oxley Act of 2002, any SEC rules adopted under any of these statutes, the Bank Secrecy Act as it applies to registered investment company operations (anti-money laundering), and any rules adopted thereunder by the SEC or the Department of the Treasury (“Federal Securities Laws”).

4.                                      The Distributor will promptly provide the Company’s Chief Compliance Officer with any material changes that have been made to the Distributor’s Rule 38a-1 policies and procedures.

5.                                      The Distributor agrees to cooperate with the Company in the annual review of the Distributor’s Rule 38a-1 policies and procedures conducted by the Chief Compliance Officer of the Company to determine the adequacy of the Distributor’s Rule 38a-1 policies and procedures and the effectiveness of their implementation (the “Annual Review”). The Distributor also agrees to cooperate with the Company in any interim reviews of the Distributor’s Rule 38a-1 policies and procedures to determine their adequacy and the effectiveness of their implementation in response to significant compliance events, changes in business arrangements, and/or regulatory developments (“Interim Review”). Such cooperation includes, without limitation, furnishing such certifications, subcertifications, and documentation as the Company’s Chief Compliance Officer shall reasonably request from time to time and implementing changes to the Distributor’s Rule 38a-1 policies and procedures satisfactory to the Company’s Chief Compliance Officer.

6.                                      The Distributor will provide the Company with ongoing, direct, and immediate access to the Distributor’s compliance personnel and shall cooperate with the Company’s Chief Compliance Officer in carrying out the Company obligations under Rule 38a-1 to oversee the compliance program of the Distributor (insofar as such program relates to services provided to the Company).

7.                                      The Distributor will promptly notify Company in the event that a Material Compliance Matter, as defined in Rule 38a-1, occurs with respect to the Distributor’s Rule 38a-1 policies and procedures and will cooperate with the Company in providing the Company with periodic and special reports in the event any Material Compliance Matter occurs. A “Material Compliance Matter” includes any compliance matter that involves: (1) a violation of the Federal Securities Laws by the Distributor (or its officers, directors, employees, or agents); (2) a violation of the Distributor’s Rule 38a-1 policies and procedures; or (3) a weakness in the design or implementation of the Distributor’s Rule 38a-1 policies and procedures.

8.                                      The Distributor, its officers, directors, and employees (and anyone acting under the direction of any of those) will not, directly or indirectly, take any action to coerce, manipulate, mislead, or fraudulently influence the Company’s Chief Compliance Officer in the performance of her or his responsibilities under Rule 38a-1.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the            day of September, 2005.

SYMETRA LIFE INSURANCE COMPANY

By:	/s/ Randall H. Talbot
Randall H. Talbot, President

SYMETRA SECURITIES, INC.

By:	/s/ Linda C. Mahaffey
Linda C. Mahaffey, President